Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2010

Contact: Bruce Broquet, Vice President, Finance
(907) 868-6660 or bbroquet@gci.com

GCI Announces Increase in Stock Repurchase Program and Repurchase of Common Stock

Anchorage, AK - General Communication, Inc. (NASDAQ: GNCMA) announced today that its Board of Directors has approved an increase in the GCI stock repurchase program.  Under the amended plan, GCI is authorized to purchase up to $100 million worth of its outstanding shares of common stock in the open market or in privately negotiated transactions.

The plan does not have an expiration date, however transactions pursuant to the plan are subject to periodic approval by the Board of Directors.  GCI expects to continue the repurchases for an indefinite period dependent on leverage, liquidity, company performance, market conditions and subject to continued oversight by the Board of Directors.  The repurchases have and will continue to comply with the restrictions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

In addition, GCI announced today that it reached and closed a definitive agreement with the Arctic Slope Regional Corporation to repurchase 7,486,240 shares of GCI’s Class A common stock for $10.16 per share, representing a total purchase price of approximately $76 million.  This repurchase will reduce the amount available under the GCI stock repurchase program.  Funds for the transaction were provided from working capital and borrowings under a senior secured credit facility.

GCI (NASDAQ: GNCMA) is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, long distance and wireless telephone, cable television, Internet and data communications services throughout Alaska. For more information, visit www.gci.com.

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Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the continuation of the stock repurchase program.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and GCI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of GCI, including its most recent Forms 10-Q and 10-K for additional information about GCI and about the risks and uncertainties related to its business, which may affect the statements made in this press release.